Exhibit 99.01


[SENTO'S LOGO]


                 SENTO CHOOSES ALBUQUERQUE, NEW MEXICO FOR FIRST
                         SPANISH-LANGUAGE CONTACT CENTER

        - Initiative Will Offer Customer Care Solutions for Under-Served
                        Spanish-Speaking Market in US -


AMERICAN FORK, Utah, April 27, 2005 - Sento Corporation (Nasdaq: SNTO), a leading provider of integrated multi-channel customer support, announced that it has chosen Albuquerque, New Mexico as the site for its first Spanish-language contact center. Among other reasons, the decision was based on the enthusiastic support of the project from New Mexico Governor Bill Richardson and the attractive incentives package totaling approximately $4 million that the state of New Mexico will make available to Sento.

Albuquerque was chosen from among 33 US cities that responded to Sento's Request for Proposal, with Denver, Tucson and Phoenix being the other finalists. Leveraging significant incentives from the state of New Mexico, Sento expects to bring up to 800 jobs to the region over the next two years. The new center will focus on customer service and support for the Spanish-speaking population, widely recognized as the fastest growing population segment in America. Sento will be hiring predominantly Spanish-speakers as employees at the new center.

In opening this innovative center, Sento is capitalizing on the approximately $700 billion buying power that the Spanish-speaking community wields in the US today. By establishing this onshore contact center, Sento is keeping these jobs in the US, rather than off-shoring them. Sento expects that this strategy will enable the Company to offer clients the high quality of US-based customer service, while providing Spanish-speaking customers with support agents that are familiar with their language and culture.

In the new center, Sento will provide entry-level information technology jobs to New Mexico residents who otherwise might have faced work in less attractive jobs within the economy. As part of the employment package, Sento is offering employees first level training in information technology and customer service. In addition to competitive wages and health insurance, the Company will pay up to $4,000 in tuition reimbursement. English-as-a-second-language (ESL) will be offered free of charge to all employees and their families.

Patrick F. O'Neal, President and CEO of Sento, commented, "The Spanish language community in the US represents an enormous and under-served market in customer care. Companies that need to provide service and technical support to their Spanish-speaking customers have few US-based alternatives to outsource this essential part of their business. Our Spanish contact center initiative is a win-win opportunity for the city of Albuquerque, the state of New Mexico, our Company and our clients."

Mr. O'Neal offered, "Quite frankly, Albuquerque wanted us the most. They were very easy to work with and offered a most attractive incentive package. We are very pleased that they are as enthusiastic about this initiative as we are."

New Mexico Governor, Bill Richardson, was instrumental in attracting Sento's interest in the region. Governor Richardson noted, "We saw a major opportunity to attract quality jobs to Albuquerque and to move the state's economy forward. We are thrilled that Sento offered us the means to show how our economic development efforts are leading the way to strengthening our businesses and communities. We are working diligently to attract businesses, create jobs and seed the region's growth."

Sento is currently in the formal application process with the region and state for the new center. Three potential real estate sites have been identified. The Company expects that the new facility could be up and running during the fourth quarter of calendar 2005, if final real estate and incentive agreements can be reached in the next 60 days and client contracts obtained.

Governor Richardson concluded, "This partnership with Sento Corporation is only the beginning. As a region, we have so much to offer. We are moving forward with strategic initiatives to draw investments to the region. Our innovative approach to business and economic development benefits the entire business community."

Sento is working with Governor Richardson's office to coordinate a further announcement regarding this initiative in New Mexico within the next few weeks.

SENTO PROFILE

Sento Corporation (www.sento.com) is one of the industry's most innovative providers of outsourced customer support services. Sento employs right channeling to create custom solutions that integrate live support with the company's best-in-class software solutions. Sento's Customer Choice PlatformSM allows customers to make choices in communication channels from a range of web-enabled self-service options with live support available at every critical point. Sento focuses on the inter-relationship among voice, chat, email, self-service and web forums. Sento targets its customer acquisition, customer service and technical support solutions to a diversified portfolio of clients in multiple vertical segments. Sento's solutions can provide value-added customer support at significant cost reductions when compared to other, traditional outsourced models. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer support in 19 languages.

FORWARD LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should" and "likely" also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company's stock price has historically been volatile; difficulties encountered in post-acquisition integration and operation of the acquired assets including retaining existing clients of the acquired company; variations in market and economic conditions; the effect on the Company's earnings of the repricing of options; the Company's dependence on its limited number of key clients; reduction in services requested by the Company's clients resulting in lower revenues for the Company; the Company's ability to complete negotiations and execute new and existing client agreements; risk of emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company's current expectations, are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB, as amended.

Contact:
Patrick F. O'Neal, CEO, Sento at 801-772-1417 or pat_oneal@sento.com Anthony Sansone, CFO, Sento at 801-772-1410 or tony_sansone@sento.com
Or, for brokers and financial industry members, Laurie S. Roop, President, Shareholder Relations at 435-652-3884 or laurie@shareholder-relations.net

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